500 West Main Street
P.O. Box 1438
Louisville, KY 40201-1438
-humana . com

news release

For More Information Contact:

Regina Nethery
Humana Investor Relations
(502) 580-3644
E-mail: -rnethery@humana . com

Tom Noland
Humana Corporate Communications
(502) 580-3674
E-mail: -Tnoland@humana . com

Humana Reports First Quarter 2003 Results

LOUISVILLE, KY (April 28, 2003) - Humana Inc. (NYSE: HUM) today reported results for the first quarter ended March 31, 2003 and comparative amounts for the quarter ended March 31, 2002 as follows:

	1Q03 GAAP[1]	1Q02 GAAP[1]	1Q03 Adjusted[2]
Earnings per diluted share	$ .19	$ .28	$ .31
Net income (in thousands)	$ 31,230	$ 46,770	$ 50,024
Pretax margin	1.6%	2.5%	2.7%

              (See "Footnote Definitions" section of this press release.)

     Driven by improved adjusted earnings in the company's Commercial segment, first quarter 2003 adjusted earnings per diluted share of $.31 increased 11 percent compared to the same period in the prior year. Adjusted net income for the first quarter improved 7 percent compared to that for the same period in the prior year. The adjusted pretax margin of 2.7 percent increased 20 basis points from the first quarter of 2002.

     "Our adjusted Commercial segment pretax earnings for the first quarter exceeded those for all of 2002. We believe this is a clear demonstration of our growing ability to improve Commercial profitability," said Michael B. McCallister, chief executive officer. "Humana's innovative products and rigorous operating discipline, supported by streamlining of administrative expenses, should result in a substantial improvement in our Commercial segment results for 2003. Our Government segment profitability complemented the Commercial segment improvement in the quarter."

     Restructuring Charge

     During the first quarter of 2003, the company recorded the following items that were not reflective of the run-rate operations of the company. These adjustments, which are reflected in the restructuring charge line in the Statement of Income, were described initially in the company's press release, dated December 5, 2002, and again in the company's Form 10-K for the year ended December 31, 2002. Management believes this restructuring charge should be excluded to properly reflect the run-rate operations of the company and to provide better comparability to prior year results.

(in thousands, except per share amounts)	Pretax Impact	After-tax Impact	Earnings per diluted share Impact
Building and equipment writedown	$ (17,233)	$ (10,529)	$ (.07)
Software abandonment	(13,527)	(8,265)	(.05)
Total restructuring charge	$ (30,760)	$ (18,794)	$ (.12)

                        (See "Footnote Definitions" section of this press release.)

     Segment Results

     Pretax results and margins for the company's business segments for the quarters ended March 31, 2003 and 2002 were as follows:

Pretax income (in thousands)	1Q03 GAAP[1]	1Q02 GAAP[1]	1Q03 Adjusted[2]
Commercial segment	$ 37,239	$ 26,095	$ 55,091
Government segment	$ 10,163	$ 42,684	$ 23,071
Consolidated	$ 47,402	$ 68,779	$ 78,162

                    (See "Footnote Definitions" section of this press release.)

Pretax margins	1Q03 GAAP[1]	1Q02 GAAP[1]	1Q03 Adjusted[2]
Commercial segment	2.2%	1.8%	3.3%
Government segment	0.8%	3.4%	1.8%
Consolidated	1.6%	2.5%	2.7%

                    (See "Footnote Definitions" section of this press release.)

     Revenues and Membership

     Consolidated revenues and membership for the quarters ended March 31, 2003 and 2002 were as follows:

Consolidated (in thousands)	1Q03 GAAP[1]	1Q02 GAAP[1]
First quarter - total revenues	$ 2,931,716	$ 2,732,582
Ending medical membership	6,625.2	6,534.9

                             (See "Footnote Definitions" section of this press release.)

     Commercial segment premiums and administrative services fees and membership for the quarters ended March 31, 2003 and 2002 were as follows:

Commercial Segment (in thousands)	1Q03 GAAP[1]	1Q02 GAAP[1]
Premiums	$ 1,615,556	$ 1,425,988
Administrative services fees	$ 29,590	$ 25,147
Total premiums and administrative services fees	$ 1,645,146	$ 1,451,135
Ending medical membership	3,003.4	2,954.2

                            (See "Footnote Definitions" section of this press release.)

     Commercial segment medical membership grew by 2 percent from March 31, 2002 to March 31, 2003. Commercial premium yields were within the 13 to 15 percent range for first quarter of 2003. These factors contributed to a year-over-year increase in total premiums and administrative services fees for the Commercial segment of 13 percent for the first quarter 2003.

     Government segment premiums and administrative services fees and membership for the first quarter ended March 31, 2003 were as follows:

Government Segment (in thousands)	1Q03 GAAP[1]	1Q02 GAAP[1]
Premiums	$ 1,227,393	$ 1,215,824
Administrative services fees	$ 31,546	$ 39,866
Total premiums and administrative services fees	$ 1,258,939	$ 1,255,690
Ending medical membership	3,621.8	3,580.7

                              (See "Footnote Definitions" section of this press release.)

     Government segment premiums and administrative services fees were essentially unchanged year-over-year for the first quarter of 2003.

     Medicare+Choice membership totaled 327,100 at March 31, 2003, a decline of 36,600 members year over year. Medicare+Choice premium yields for the first quarter were within the 4 to 6 percent range.

     TRICARE's insured membership totaled 1,752,500 at March 31, 2003, approximately 1 percent higher than the March 31, 2002 level. TRICARE ASO membership was 1,050,800 at the end of the first quarter of 2003, up approximately 5 percent year over year. TRICARE premium revenues and administrative services fees increased year-over-year by 6 percent during the first quarter of 2003. These increases in TRICARE revenues primarily are attributable to Congressionally legislated benefit changes, an increase in eligible beneficiaries, and a decrease in the use of military treatment facilities.

     Medicaid membership of 491,400 at March 31, 2003 grew by approximately 3 percent from March 31, 2002. Approximately 85 percent of the company's Medicaid membership is in Puerto Rico.

     Medical and SG&A Expenses

     The company's medical expense ratio (medical expenses as a percent of premiums) and selling, general and administrative ("SG&A") expense ratio (SG&A expenses as a percent of premiums and administrative services fees) for the quarters ended March 31, 2003 and 2002 were as follows:

	1Q03	1Q02
Medical expense ratio - GAAP[1]	83.4%	83.1%
SG&A expense ratio - GAAP[1]	15.4%	16.1%

                                   (See "Footnote Definitions" section of this press release.)

     Cash flows from operations

     Cash flows provided by (used in) operations for the quarters ended March 31, 2003 and 2002 were as follows:

(in thousands)	1Q03	1Q02
GAAP[1]	$ (108,230)	$ (140,137)
Normalized[3]	$ 97,525	$ 76,491

                                    (See "Footnote Definitions" section of this press release.)

     Share Repurchase Program

     In July 2002, the company announced a $100 million share repurchase program. As of March 31, 2003, 8.6 million shares had been repurchased for an aggregate purchase price of $94.9 million, an average price of $10.98 per share.

     Guidance

     The company offered the following earnings guidance points for the investor community:
For the Full Year 2003:	Projected
Earnings per diluted share - GAAP[1]	$1.25 - $1.31
Earnings per diluted share - Adjusted[2]	$1.37- $1.43
Consolidated revenues - GAAP[1]	Over $12 billion
Commercial segment pretax income - GAAP[1]	At least $102 million
Commercial segment pretax income - Adjusted [2]	At least $120 million
Commercial segment medical membership (fully insured and ASO combined)	Organic growth of 2 - 4%
Commercial premium yields	13 - 15%
Commercial medical cost trends	12 - 14%
Commercial segment SG&A expense ratio - GAAP[1]	16.3 - 16.5%
Medicare+Choice membership	310,000 to 320,000 by year end
Medicare+Choice premium yields	4 - 6%
Medicare+Choice medical cost trends	4 - 6%
Government segment SG&A expense ratio - GAAP[1]	Flat year over year
TRICARE pretax margin	2 - 3%
Cash flows from operations - GAAP[1] and Normalized[3]	$340 million to $360 million
Capital expenditures	Approximately $105 million
Effective tax rate	36%

For the Second Quarter of 2003:	Projected
Earnings per diluted share - GAAP[1]	$.28 - $.29

(See "Footnote Definitions" section of this press release.)

     Footnote Definitions

     1 - Generally Accepted Accounting Principles ("GAAP")

     2 - Adjusted results exclude from GAAP results the impact of the restructuring charge recorded during the first quarter of 2003. The statistics pages at the end of this press release provide a reconciliation of GAAP to adjusted results for the first quarter of 2003. The detail of the adjustments also is described in the "Restructuring Charge" section of this press release.

     3 - Normalized cash flows from operations give effect to the usual adjustment for the timing of the receipt of the Medicare+Choice premium payment from the Centers for Medicare and Medicaid Services ("CMS"). The fixed monthly payment from CMS is payable to Humana on the first day of each month. However, if the first of the month falls on a weekend or a holiday, the company receives that payment early, often resulting in a significant impact on cash flows from operations. The statistics pages at the end of this press release provide a reconciliation of GAAP to normalized cash flows from operations.

     Conference Call

     Humana will host a conference call, as well as a virtual slide presentation, at 9:00 a.m. EDT today to discuss its financial results for the quarter and earnings guidance.

     All parties interested in the audio only portion of the conference call are invited to dial 888-625-7430. No password is required. The company suggests participants dial in approximately ten minutes in advance of the call.

     A live virtual presentation (audio with slides) will be available and may be accessed via Humana's Investor Relations page at -humana . com. The company suggests web participants sign on approximately 15 minutes in advance of the call. The company also suggests web participants visit the site well in advance of the call to run a system test and to download any free software needed to view the presentation.

     For those unable to participate in the live event, the virtual presentation archive will be available in the Presentations section of the Investor Relations page at -humana.com, approximately two hours following the live web cast. An audio recording of the conference call will also be available in the Audio Archives located on the Investor Relations page at www. humana . com approximately two hours after the live call.

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     This news release contains forward-looking statements. The forward-looking statements made in this news release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be significantly impacted by certain risks and uncertainties described in Humana's Form 10-K for the year ended December 31, 2002, as filed with the Securities and Exchange Commission.

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     Humana Inc., headquartered in Louisville, Kentucky, is one of the nation's largest publicly traded health benefits companies, with approximately 6.6 million medical members located primarily in 18 states and Puerto Rico. Humana offers coordinated health insurance coverage and related services - through traditional and Internet based plans - to employer groups, government-sponsored plans, and individuals.

     More information regarding Humana is available via the Internet at -humana . com, including on-line:

  Copies of annual reports to stockholders;

  Copies of Securities and Exchange Commission filings;

  Copy of most recent investor presentation;

  Copies of quarterly earnings press releases;

  Audio archive of the most recent earnings release conference call;

  Calendar of events (includes upcoming earnings conference call dates, related conference call access number, and planned participation in investor conferences).